EX-99.1.b
AMENDMENT

Dated:	July 1, 1992

To Be Effective:	July 1, 1992
TO
INTERCAPITAL QUALITY MUNICIPAL INVESTMENT TRUST II
DECLARATION OF TRUST
DATED MARCH 12, 1992

EX-99.1.b
Amendment dated July 1, 1992 to the
Declaration of Trust (the
“Declaration”) of InterCapital
Quality Municipal Investment Trust II
(the “Trust”) dated March 12, 1992
WHEREAS, the Trust was established by the Declaration on the date hereinabove set forth under the laws of the Commonwealth of Massachusetts; and
WHEREAS, the Trustees of the Trust have deemed it advisable to change the name of the Trust to “InterCapital Quality Municipal Income Trust,” to be effective on July 1, 1992;
          1. Section 1.1 of Article I of the Declaration is hereby amended so that that Section shall read in its entirety as follows:
“Section 1.1 Name. The name of the trust created hereby is the “InterCapital Quality Municipal Income Trust,” and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” whenever herein used) shall refer to the Trustees as Trustees, and not as individuals, or personally, and shall not refer to the officers, agents, employees or Shareholders of the Trust. Should the Trustee determine that the use of such name is not advisable, they may use such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name.”
          2. Subsection (r) of Section 1.2 of Article I of the Declaration is hereby amended so that that Section shall read in its entirety as follows:
          “Section 1.2 Definitions.....
          “(r) “Trust” means the InterCapital Quality Municipal Income Trust.”
          3. The Trustees of the Trust hereby reaffirm the Declaration, as amended, in all respects.
          4. This Amendment may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

EX-99.1.b
     IN WITNESS WHEREOF, the undersigned, the Trustees of the Trust, have executed this instrument this 1st day of July, 1992.

/s/ Jack F. Bennett	/s/ Paul Kolton
Jack F. Bennett, as Trustee	Paul Kolton, as Trustee
and not individually	and not individually
141 Taconic Road	9 Huntington Ridge Road
Greenwich, CT 06831	Stamford, CT 06903

/s/ Charles A. Fiumefreddo	/s/ Andrew J. Melton, Jr.

Charles A. Fiumefreddo, as Trustee	Andrew J. Melton, Jr., as Trustee
and not individually	and not individually
Two World Trade Center	Two World Trade Center
New York, New York 10048	New York, NY 10048

/s/ Robert M. Gardiner	/s/ Michael E. Nugent

Robert M. Gardiner, as Trustee	Michael E. Nugent, as Trustee
and not individually	And not individually
Two World Trade Center	237 Park Avenue, 21st Floor
New York, NY 10048	New York, NY 10017

/s/ John R. Haire	/s/ Albert T. Sommers

John R. Haire, as Trustee	Albert T. Sommers, as Trustee
and not individually	and not individually
439 East 51st Street	16 Bonnie Heights Road
New York, NY 10022	Manhasset, NY 11030

/s/ John E. Jueck	/s/ Edward R. Telling

John E. Jueck, as Trustee	Edward R. Telling, as Trustee
and not individually	and not individually
70 East Cedar Street	Sears, Roebuck and Co.
Chicago, IL 60611	Sears Tower, 68th Floor
Chicago, IL 60654

/s/ Manuel H. Johnson
Manuel H. Johnson, as Trustee
and not individually
7521 Old Dominion Drive
MacLean, VA 22102